Exhibit 10.1

SETTLEMENT AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Settlement Agreement and General Release of All Claims (“Separation Agreement”) is made by and between Genesis Biopharma, Inc. (“Company”) and Anthony J. Cataldo (“Cataldo”) with respect to the following facts:

A.           Cataldo is presently employed by Company as Chief Executive Officer pursuant to an Employment Agreement dated May 1, 2011 (“Employment Agreement”).

B.           Cataldo has voluntarily resigned his employment with Company effective June 1, 2013 (“Separation Date”).  The Company wishes to reach an amicable separation with Cataldo and assist in Cataldo’s transition to other employment in exchange for entering into this Separation Agreement.

C.           Cataldo and Company agree that Cataldo is owed $300,000 in unpaid wages under his Employment Agreement (“Outstanding Wages”), which was the result of Company’s financial difficulties and payment of these wages would have jeopardized the ability of the Company to continue as a going concern.  Cataldo and Company are entering into this Separation Agreement to satisfy the payment of his Outstanding Wages and resolve all claims and issues that have, or could have been raised by Cataldo in relation to Cataldo’s employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Cataldo and Company to date, including, but not limited to, Cataldo’s employment with Company or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.           Severance Package.  In exchange for the promises set forth herein, Company agrees to provide Cataldo with the following payments and benefits (“Severance Package”).  Cataldo acknowledges and agrees that this Severance Package will fully satisfy payment of his Outstanding Wages and any associated penalties for late payment and that the additional cash payment beyond what is due for the Outstanding Wages constitutes adequate legal consideration for the promises and representations made by Cataldo in this Separation Agreement.

1.1           Cash Payment Upon Financing.  Upon Company achieving its first financing with aggregate proceeds to the Company of greater than $5,000,000 following the Effective Date of this Separation Agreement (the “Financing”), Company agrees to provide Cataldo with a cash payment equal to Three Hundred Seventy Thousand Dollars ($370,000) to be paid out as follows:  (a) a payment of One Hundred Twenty Thousand  Dollars ($120,000) in cash, less all appropriate federal and state income and employment taxes, to be paid to Cataldo within ten (10) business days following the closing of the Financing, and (b) a payment of Two Hundred Fifty Thousand Dollars, less all appropriate federal and state income and employment taxes, to be made payable to Cataldo within ten (10) business days following the closing of the Financing and immediately reinvested by Company on Cataldo’s behalf in the Financing, on the same terms and conditions therein (the “Investment Date”).  Notwithstanding the foregoing, if, in its sole discretion, the Company determines that these payments may be made to Cataldo at an earlier time without jeopardizing the Company’s ability to continue as a going concern, then such amounts shall be paid as soon as the payment would not have such effect. Cataldo agrees that the Severance Package shall fully satisfy the payment of the Outstanding Wages in the amount of $300,000 and the remainder of the payment shall be the consideration for the other promises and representations made by Cataldo in this Separation Agreement.

1.2           No Tacking.  Both parties to this Separation Agreement agree and acknowledge that any securities of the Company issued pursuant to Section 1.1 hereof shall be deemed issued as of the Investment Date and the holding period for such securities shall commence on the Investment Date.  In no event shall the holding period for such securities be deemed to “tack” back to the date of this agreement or to any date earlier than the Investment Date for any purpose whatsoever.

1.3            Restrictions on Transfer.  Cataldo agrees that, for a period of 365 days from the Investment Date, he shall not sell, transfer, assign, pledge, mortgage, encumber or otherwise dispose of any securities acquired by Cataldo pursuant to Section 1.1 hereof without the prior written consent of the Company, which shall not be unreasonably withheld.  If the Company discovers or has reason to believe that Cataldo has sold, transferred, assigned, pledged, mortgaged, encumbered or otherwise disposed of any securities in violation of this Section 1.3 (an "Alleged Violation"), Cataldo shall promptly provide to Company any documents requested by the Company relating to such Alleged Violation.

2.           Mutual General Release.

2.1           Cataldo unconditionally, irrevocably and absolutely releases and discharges Company, and any parent or subsidiary corporations, divisions or affiliated corporations, partnerships or other affiliated entities of the foregoing, past and present, as well as their respective employees, officers, directors, shareholders, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Cataldo’s employment with Company, the termination of Cataldo’s employment, Cataldo’s disputed claims regarding compensation, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Cataldo’s employment with the Company, and the termination of employment with the Company.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, as applicable, but not limited to alleged violations of the California Labor Code, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act, the California Family Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses.

2.2           Cataldo expressly waives Cataldo’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Cataldo or on Cataldo’s behalf, related in any way to the matters released herein.

2.3           Company unconditionally, irrevocably and absolutely releases and discharges Cataldo from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Cataldo’s employment with Company, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Cataldo’s employment with Company.  Provided, however, this release by Company does not release claims for fraud, breach of fiduciary duty, breach of duty of loyalty or misappropriation of trade secrets by Cataldo.

2.4           The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Cataldo’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, claims for statutory indemnity, workers’ compensation benefits or unemployment insurance benefits, as applicable, and any challenge to the validity of Cataldo’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement.

2.5           The parties acknowledge that each may discover facts or law different from, or in addition to, the facts or law that each party knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

2.6           Cataldo declares and represents that Cataldo intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Cataldo intends the release herein to be final and complete.  Cataldo executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

3.           California Civil Code Section 1542 Waiver.  Cataldo expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived.  That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Cataldo waives any right which Cataldo has or may have under 1542 to the full extent Cataldo may lawfully waive such rights pertaining to this general release of claims.

4.           Representation Concerning Filing of Legal Actions.  Cataldo represents that, as of the date of this Separation Agreement, Cataldo has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency, related to the matters released in this Separation Agreement.

5.           Mutual Nondisparagement.  Cataldo agrees that Cataldo will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the other Released Parties.  In exchange for Cataldo’s promises in this provision, Company agrees to instruct its officers and directors to not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputation, practices or conduct of Cataldo.  Company further agrees that any inquiries from prospective employers received by Human Resources or the Chief Executive Officer will receive the following response:  “Mr. Cataldo voluntarily resigned his employment with Company to pursue other business interests.”

6.           Return of Company Property.  Cataldo understands and agrees that as a condition of receiving the Severance Package, all Company property must be returned to Company.  By signing this Separation Agreement, Cataldo represents that Cataldo has returned all Company property, data and information belonging to Company, including all code and computer programs, and information of whatever nature, as well as any other materials, keys, passcodes, access cards, credit cards, computers, documents or information, including but not limited to confidential information in Cataldo’s possession or control.  Further, Cataldo represents that Cataldo has retained no copies thereof, including electronic copies and agrees that Cataldo will not use or disclose to others any confidential or proprietary information of Company.

7.           Confidentiality. Cataldo further agrees to comply with the continuing obligations  regarding confidentiality set forth in the surviving provisions of the Employment Agreement.

8.           Affirmation.  Cataldo affirms that other than the Outstanding Wages and Severance Package referenced herein, Cataldo has been paid all compensation, wages, bonuses, and commissions due, and has been provided all leaves (paid or unpaid) and benefits to which Cataldo may be entitled.

9.           No Admissions.  By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct.  The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

10.           Older Workers’ Benefit Protection Act.  This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f).  Cataldo is advised to consult with an attorney before executing this Separation Agreement.

10.1           Acknowledgments/Time to Consider.  Cataldo acknowledges and agrees that (a) Cataldo has read and understands the terms of this Separation Agreement; (b) Cataldo has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) Cataldo has obtained and considered such legal counsel as Cataldo deems necessary; (d) Cataldo has been given twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Cataldo may elect not to use the full 21-day period at Cataldo’s option); and (e) by signing this Separation Agreement, Cataldo acknowledges that Cataldo does so freely, knowingly, and voluntarily.

10.2           Revocation/Effective Date.  This Separation Agreement shall not become effective or enforceable until the eighth day after Cataldo signs this Separation Agreement.  In other words, Cataldo may revoke Cataldo’s acceptance of this Separation Agreement within seven (7) days after the date Cataldo signs it.  Cataldo’s revocation must be in writing and received by Merrill McPeak, Interim Chief Executive Officer, on the seventh day in order to be effective.  If Cataldo does not revoke acceptance within the seven (7) day period, Cataldo’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”).  The Severance Package shall become due and payable in accordance with paragraph 1 above and its subparts, after the Effective Date of this Separation Agreement.

10.3           Preserved Rights of Cataldo.  This Separation Agreement does not waive or release any rights or claims that Cataldo may have under the Age Discrimination in Employment Act that arise after the execution of this Separation Agreement.  In addition, this Agreement does not prohibit Cataldo from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

11.           Severability.  In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.           Full Defense.  This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Cataldo in breach hereof.

13.           Governing Law.  This Separation Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.  Each party consents to the jurisdiction and venue of the state or federal courts in Los Angeles, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Separation Agreement.

14.           Attorneys’ Fees.  Each party to this Separation Agreement will bear its own attorneys’ fees in connection with the negotiation and execution of this Agreement any dispute arising hereunder unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

15.           Entire Agreement; Modification.  This Separation Agreement, including the surviving provisions of the Employment Agreement, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter.  This Separation Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated: 6/1/13	By:	/s/ Anthonly Cataldo
Anthony Cataldo

Genesis Biopharma, Inc.

Dated: 6/19/13	By:	/s/ Merrill McPeak
Merrill McPeak
Interim Chief Executive Officer